Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-2 No. 333-259623), and to the incorporation by reference therein of our report dated March 1, 2021 on Alternative Investment Partners Absolute Return Fund STS, included in the Annual Report to shareholders for the fiscal year ended December 31, 2020.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

November 2, 2021